Exhibit 10.3

February 1, 2012

Drewrys Brewing Company
5402 Brittany Drive
McHenry, IL 60050

Holihan/van Houten Inc. (a Illinois Corporation) with Francis P. Manzo, of 5402 Brittany Drive, City of McHenry, County of McHenry, State of Illinois, as its President and sole shareholder in consideration of $275.00, to be paid by Drewrys Brewing Company (a Nevada Corporation), the receipt of which is hereby acknowledged, do hereby grant, sell, transfer and deliver unto Drewrys Brewing Company, the following property namely:

The right and title to the Trademark issued by the United State Patent and Trademark Office for the Trademark, “HOLIHAN” issued by the USPTO on September 7th, 2010, Reg. No. 3,846,803.

To have and to hold the same to Drewrys Brewing Company, and its administrators, successors and assigns, to their use forever. And I hereby covenant with the grantee Drewrys Brewing Company that I am the lawful owner of said goods; that they are free from all encumbrances; that I have good right to sell the same as aforesaid; and that I will warrant and defend the same against the lawful claims and demands of all persons.

In witness, whereof, I, Francis P. Manzo, President of Holihan/Van Houten, Inc. (seller) hereunto set my hand, this 1st day of February, 2012.

Yours very truly,

/s/ Francis P. Manzo III
     Francis P. Manzo III, President